As filed with the Securities and Exchange Commission on July 31, 2008
     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMDL, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-0413161

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2492 Walnut Avenue, Suite 100
Tustin, California 92780-7039
(Address of Principal Executive Offices) (Zip Code)
2006 EQUITY INCENTIVE PLAN
(Full title of the plan)
Gary L. Dreher, President
AMDL, Inc.
2492 Walnut Avenue, Suite 100
Tustin, California 92780-7039
(714) 505-4460
(Name, address and telephone number,
including area code, of agent for service)
Copy to:
Randolf W. Katz, Esquire
Bryan Cave LLP
1900 Main Street, Suite 700
Irvine, California 92614-7328
(949) 223-7100
Richard H. Bruck, Esquire
19100 Von Karman Avenue, Suite 950
Irvine, California 92612
(949) 975-8181
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Securities	to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered(1)	Per Share(2)	Price (2)	Registration Fee
Common Stock, $.001 par value per share	1,000,000	$2.95	$2,950,000	$115.94

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Calculated pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share represents the average of the high $3.01 and low $2.89 prices of the Common Stock as of July 24, 2008 as quoted by the American Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the 2006 Equity Incentive Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference as of their respective dates of filing, except for the portions thereof that are “furnished” rather than filed with the Commission (File No. 1-16695):
•	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended on Form 10-K/A, filed on April 14, 2008;

•	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed on May 15, 2008;

•	Registrant’s Current Reports on Form 8-K filed on March 7, 2008 and April 11, 2008 and portions of Registrant’s Current Reports on Form 8-K filed on April 3, 2008 and July 7, 2008; and

•	The description of the Registrant’s common stock set forth in Registrant’s Registration Statement on Form 8-A, filed on September 21, 2001.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all common stock offered hereunder has been sold or which deregisters all common stock then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or suspended for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4.  Description of Securities.
     Not applicable.
Item 5.   Interests of Named Experts and Counsel.
     None.

Item 6.   Indemnification of Directors and Officers.
     Delaware law and AMDL’s Certificate of Incorporation and Bylaws provide that AMDL shall, under certain circumstances and subject to certain limitations, indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.
     AMDL’s directors, officers, agents and employees are entitled to indemnification by each of the selling stockholders against any losses arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the prospectus contained herein made in reliance upon written information furnished to AMDL by such selling stockholder for use in this Registration Statement or the prospectus.
     AMDL has also entered into indemnification agreements with its directors whereby AMDL has agreed to indemnify and hold them harmless from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to AMDL to the maximum extent permitted by Delaware law. AMDL believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.
     AMDL also maintains a directors and officers insurance policy with aggregate limits of $2,000,000 pursuant to which our directors and officers are insured against liability for certain actions in their capacity as directors and officers.
Item 7.   Exemption from Registration Claimed.
     Not applicable.
Item 8.   Exhibits.
     Reference is made to the Exhibit Index.
Item 9.   Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tustin, state of California, on the 31st day of July, 2008.

AMDL, INC.
By:	/s/ Gary L. Dreher
Gary L. Dreher, President
POWER OF ATTORNEY
     We, the undersigned officers and directors of AMDL, Inc., hereby severally constitute and appoint Gary L. Dreher and Akio Ariura, or either of them and each of them singly, our true and lawful attorneys-in-fact and agents with full power and authority to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the same offering contemplated by this Registration Statement, and to file the same, with exhibits and any and all other documents and instruments filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority in the name and on behalf of each of the undersigned to do and to perform each and every act and thing requisite and necessary or advisable to be done in order to effectuate the same as fully as to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and/or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Gary L. Dreher Gary L. Dreher	President, Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2008

/s/ Akio Ariura Akio Ariura	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 31, 2008

/s/ Douglas C. MacLellan Douglas C. MacLellan	Director	July 31, 2008

/s/ Edward R. Arquilla Edward R. Arquilla	Director	July 31, 2008

/s/ Minghui Jia Minghui Jia	Director	July 31, 2008

/s/ William M. Thompson III William M. Thompson III	Director	July 31, 2008

EXHIBIT INDEX

Exhibit
Number	Description
5.1	*Opinion of Bryan Cave LLP

10.1	*2006 Equity Incentive Plan

23.1	*Consent of Bryan Cave LLP (Included in Exhibit 5.1.)

23.2	*Consent of KMJ Corbin & Company LLP

24.1	*Power of Attorney (Contained on Signature Page.)

*	Filed herewith